Exhibit 99.2

FORM OF LETTER

Option to Exercise Purchase Warrant
Exercisable for 300,030 Shares of Common Stock
of Parallel Petroleum Corporation

          , 2008

To Security Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Parallel Petroleum Corporation (“Parallel”) of shares of common stock, par value $0.01 per share (“Common Stock”), to be issued upon the exercise of purchase warrants (“Warrants”) issued in our initial public offering. The Warrants and Common Stock are described in the Parallel prospectus dated          , 2008 (the “Prospectus”).

Parallel is offering an aggregate of 300,030 shares of Common Stock, issuable upon exercise of the Warrants, as described in the Prospectus. It is important to note that the Warrants are exercisable only for a 30-day period after the date a Registration Statement covering their exercise is declared effective by the SEC. Because the Registration Statement was declared effective on          , 2008, the Warrants will expire, if not exercised, at 5:00 p.m., Mountain Time, on          , 2008 (such time and date, the “Expiration Date”).

The Warrants are evidenced by a warrant certificate (“Warrant Certificate”) registered in your name as the nominee holder. We are asking that you forward the enclosed materials to the beneficial owners of the Warrants carried by you in your account. We are also asking persons who hold Warrants beneficially and who will receive the shares issuable upon exercise of the Warrants through a broker, dealer, commercial bank, trust company or other nominee to contact the holder of record and request that it effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of Computershare Trust Company, N.A., our warrant agent (the “Warrant Agent”), incurred in connection with the exercise of the Warrants will be for the account of the holder of the Warrants, and none of such commissions, fees or expenses will be paid by Parallel or the Warrant Agent. Parallel will pay the Warrant Agent the transfer fees of $25.00 for each new certificate issued.

Enclosed are copies of the following documents:

1. A form of letter which may be sent to your clients for whose accounts you hold Warrants registered in your name;

2. Prospectus dated          , 2008; and

3. A return envelope addressed to          .

Your immediate action is requested. To exercise any Warrants, you should deliver the properly completed and signed Warrant Certificate, with payment in full for each share of Common Stock to be purchased, to the Warrant Agent, as indicated in the Prospectus. The Warrant Agent must receive the Warrant Certificate with full payment for each share of Common Stock to be purchased by the Expiration Date. A Warrant holder cannot revoke the exercise of its Warrants. Warrants not exercised prior to the Expiration Date will expire. A Warrant holder may exercise all or a portion of the Warrants held by such holder.

Additional copies of the enclosed materials may be obtained from Computershare Trust Company, N.A. as follows:
Computershare Trust Company, N.A.
Attn: John Harmann
350 Indiana Street, Suite 800
Golden, Colorado 80401
Tel: 1-800-962-4284, ext. 5732

If you have any questions, please contact Cindy Thomason, Manager of Investor Relations of Parallel Petroleum Corporation at (432) 684-3727 or John Harmann of Computershare Trust Company, N.A. at 1-800-962-4284, ext. 5732.

Very truly yours,

Parallel Petroleum Corporation

NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PARALLEL, THE WARRANT AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE WARRANTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.